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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.        )*

Adanac Molybdenum Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

00652E100

(CUSIP Number)

December 31, 2009

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 9,378,479 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 9,378,479 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 9,378,479 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.6% (See item 4)
12	TYPE OF REPORTING PERSON* IA

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Convertible Arbitrage Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,108,349 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,108,349 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,108,349 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9% (See item 4)
12	TYPE OF REPORTING PERSON* IA

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Convertible Arbitrage Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 491,242 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 491,242 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 491,242 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Concentrated Convertible Arbitrage Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 491,242 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 491,242 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 491,242 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Concentrated Convertible Arbitrage Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 491,242 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 491,242 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 491,242 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Cineasias Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 617,107 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 617,107 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 617,107 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Convertible Arbitrage Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 617,107 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 617,107 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 617,107 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Convertible Arbitrage Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 617,107 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 617,107 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 617,107 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Combined Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,393,101 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,393,101 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,393,101 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.0% (See Item 4)
12	TYPE OF REPORTING PERSON* IA

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Combined Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,329, 033 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,329, 033 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,329, 033 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Multi-Strategy Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,329, 033 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,329, 033 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,329, 033 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Multi-Strategy Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,329, 033 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,329, 033 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,329, 033 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). F-Cubed Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,604,068 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,604,068 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,604,068 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Combined Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,604,068 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,604,068 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,604,068 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Combined Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,604,068 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,604,068 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,604,068 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Hedged High Yield Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,596,112 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,596,112 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,596,112 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3% (See item 4)
12	TYPE OF REPORTING PERSON* IA

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Hedged High Yield Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 565,470 (See Item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 565,470 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 565,470 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Credit Arbitrage Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 565,470 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 565,470 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 565,470 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Credit Arbitrage Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 565,470 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 565,470 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 565,470 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). DRE Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,030,642 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,030,642 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,030,642 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Hedged High Yield Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,030,642 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,030,642 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,030,642 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Hedged High Yield Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,030,642 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,030,642 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,030,642 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Intermarket Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,888,056 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,888,056 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,888,056 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.3% (See item 4)
12	TYPE OF REPORTING PERSON* IA

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Intermarket Partners LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,888,056 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,888,056 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,888,056 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.6% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Intermarket Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,888,056 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,888,056 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,888,056 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.3% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Intermarket Fund Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,888,056 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,888,056 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,888,056 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.3% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Special Opportunities Advisors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 962,686 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 962,686 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 962,686 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (See item 4)
12	TYPE OF REPORTING PERSON* IA

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Special Opportunities Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 962,686 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 962,686 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 962,686 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Special Opportunities Fund, Ltd
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 962,686 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 962,686 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 962,686 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

13G

CUSIP No. 00652E100
1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Special Opportunities Fund LP, Series B
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 962,686 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 962,686 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 962,686 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

CUSIP No. 00652E100	13G

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Whitebox Special Opportunities Fund, Ltd – Segregated Portfolio B
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 962,686 (See item 4)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 962,686 (See item 4)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 962,686 (See item 4)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.8% (See item 4)
12	TYPE OF REPORTING PERSON* PN

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

Item 1.	(a)	Name of Issuer

Adanac Molybdenum Corporation

	(b)	Address of Issuer’s Principal Executive Offices

2055 - 152nd. Street, Suite 200 Currey, BS Canada

Item 2.	(a)	Name of Person Filing

This statement is filed by:

	(i)	Whitebox Advisors, LLC, a Delaware limited liability company (“WA”);

	(ii)	Whitebox Convertible Arbitrage Advisors, LLC, a Delaware limited liability company (“WCAA”);

	(iii)	Whitebox Convertible Arbitrage Partners, L.P., a British Virgin Islands limited partnership (“WCAP”);

	(iv)	Whitebox Concentrated Convertible Arbitrage Fund , L.P., a Delaware limited partnership (“WCCAFLP”);

	(v)	Whitebox Concentrated Convertible Arbitrage Fund, Ltd., a British Virgin Islands international business company (“WCCAFLTD”);

	(vi)	Cineasias Partners, L.P., a British Virgin Islands limited partnership (“CP”);

	(vii)	Whitebox Convertible Arbitrage Fund, L.P., a Delaware limited partnership (“WCAFLP”);

	(viii)	Whitebox Convertible Arbitrage Fund, Ltd., a British Virgin Islands international business company (“WCAFLTD”);

	(ix)	Whitebox Combined Advisors, LLC, a Delaware limited liability company (“WCA”);

	(x)	Whitebox Combined Partners, L.P., a British Virgin Islands limited partnership (“WCP”);

	(xi)	Whitebox Multi-Strategy Fund , L.P., a Delaware limited partnership (“WMSFLP”);

	(xii)	Whitebox Multi-Strategy Fund, Ltd., a British Virgin Islands international business company (“WMSFLTD”);

	(xiii)	F-Cubed Partners, L.P., a British Virgin Islands limited partnership (“FCP”);

	(xiv)	Whitebox Combined Fund, L.P., a Delaware limited partnership (“WCFLP”);

	(xv)	Whitebox Combined Fund, Ltd., a British Virgin Islands international business company (“WCFLTD”);

	(xvi)	Whitebox Hedged High Yield Advisors, LLC, a Delaware limited liability company (“WHHYA”);

	(xvii)	Whitebox Hedged High Yield Partners, L.P., a British Virgin Islands limited partnership (“WHHYP”);

	(xviii)	Whitebox Credit Arbitrage Fund , L.P., a Delaware limited partnership (“WCRAFLP”);

	(xix)	Whitebox Credit Arbitrage Fund, Ltd., a British Virgin Islands international business company (“WCRAFLTD”);

	(xx)	DRE Partners, L.P., a British Virgin Islands limited partnership (“DP”);

	(xxi)	Whitebox Hedged High Yield Fund, L.P., a Delaware limited partnership (“WHHYFLP”);

	(xxii)	Whitebox Hedged High Yield Fund, Ltd., a British Virgin Islands international business company (“WHHYFLTD”);

	(xxiii)	Whitebox Intermarket Advisors, LLC, a Delaware limited liability company (“WIA”);

	(xxiv)	Whitebox Intermarket Partners, L.P., a British Virgin Islands limited partnership (“WIP”);

	(xxv)	Whitebox Intermarket Fund, L.P., a Delaware limited partnership (“WIFLP”);

	(xxvi)	Whitebox Intermarket Fund, Ltd., a British Virgin Islands international business company (“WIFLTD”);

	(xxvii)	Whitebox Special Opportunities Advisors, LLC, a Delaware limited liability company (“WSOPA”);

	(xxviii)	Whitebox Special Opportunities Fund, L.P., a Delaware Series limited partnership (“WSOPFLP”);

	(xxix)	Whitebox Special Opportunities Fund, Ltd., a British Virgin Islands Segregated Portfolio Company (“WSOPFLTD”);

	(xxx)	Whitebox Special Opportunities Fund, L.P, Series B, a Delaware Series limited partnership (“WSOPFLPB”);

	(xxxi)	Whitebox Special Opportunities Fund, Ltd. – Segregated Portfolio B, a British Virgin Islands Segregated Portfolio Company (“WSOPFLTDB”);

	(xxxii)	GPC LIX, LLC, a Delaware limited liability company (“GPC”);

	(xxxiii)	IAM Mini-Fund 14 Limited, a Cayman Islands Corporation (“IAM”).

	(b)	Address of Principal Business Office or, if none, Residence

The address of the business office of WA, WCAA, WCCAFLP, WCAFLP, WCA, WMSFLP, WCFLP, WHHYA, WCRAFLP, WHHYFLP, WIA, WIFLP, WSOPA, WSOPFLP, and WSOPFLPB is:

3033 Excelsior Boulevard Suite 300 Minneapolis, MN 55416

The address of the business office of WCAP, WCCAFLTD, CP, WCAFLTD, WCP, WMSFLTD, FCP, WCFLTD, WHHYP, WCRAFLTD, DP, WHHYFLTD, WIP, WIFLTD, WSOPFLTD, and WSOPFLTDB is:

Trident Chambers, P.O. Box 146 Waterfront Drive, Wickhams Cay Road Town, Tortola, British Virgin Islands

The address of the business office of GPC is:

GPC LIX, LLC 135 East 57th. Street, 11th Floor New York, NY 10022

The address of the business office of IAM is:

IAM Mini-Fund 14 Limited Boundary Hall, Cricket Square George Town, Grand Cayman, KY1-1102 Cayman Islands

	(c)	Citizenship

WA, WCAA,WCCAFLP, WCAFLP, WCA, WMSFLP, WCFLP, WHHYA, WCRAFLP, WHHYFLP, WIA, WIFLP, WSOPA, WSOPFLP, WSOPFLPB, and GPC are organized under the laws of the State of Delaware; WCAP, WCCAFLTD, CP, WCAFLTD, WCP, WMSFLTD, FCP, WCFLTD, WHHYP, WCRAFLTD, DP, WHHYFLTD, WIP, WIFLTD, PSP, PSFLTD, WSOPFLTD, and WSOPFLTDB are organized under the laws of the British Virgin Islands, IAM are organized under the laws of the Cayman Islands.

	(d)	Title of Class of Securities

Common Stock

	(e)	CUSIP Number

00652E100

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐ Broker or dealer registered under section 15 of the Act.

	(b)	☐ Bank as defined in section 3(a)(6) of the Act.

	(c)	☐ Insurance company as defined in section 3(a)(19) of the Act.

	(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940.

	(e)	☒ An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E).

	(f)	☐ An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F).

	(g)	☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G).

	(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

	(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

	(j)	☐ Group, in accordance with § 240.13d-1(b)(1)(ii)(J).

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

Item 4.	Ownership

(a) Amount Beneficially Owned

WA, acting as an investment adviser to its client, is deemed to be the beneficial owner of 9,378,479 shares of

Common Stock of the Company’s Amended.

WCAA, is deemed to beneficially own 1,108,349 Shares of Common Stock of the company.

WCAP is deemed to beneficially own 491,242 shares of Common Stock as a result of its indirect ownership of

Warrants of the company

WCCAFLP is deemed to beneficially own 491,242 shares of Common Stock as a result of its indirect ownership of Warrants of the company

WCCAFLTD is deemed to beneficially own 491,242 shares of Common Stock as a result of its indirect ownership of Warrants of the company

CP is deemed to beneficially own 617,107 shares of Common Stock as a result of its indirect ownership of Warrants of the company

WCAFLP is deemed to beneficially own 617,107 shares of Common Stock as a result of its indirect ownership of Warrants of the company

WCAFLTD is deemed to beneficially own 617,107 shares of Common Stock as a result of its indirect ownership of Warrants of the company

WCA, is deemed to beneficially own 2,393,101 Shares of Common Stock of the company.

WCP is deemed to beneficially own 1,329,033 shares of Common Stock as a result of its indirect ownership of Warrants of the company

WMSFLP is deemed to beneficially own 1,329,033 shares of Common Stock as a result of its indirect ownership of Warrants of the company

WMSFLTD is deemed to beneficially own 1,329,033 shares of Common Stock as a result of its indirect ownership of Warrants of the company

FCP is deemed to beneficially own 1,064,068 shares of Common Stock as a result of its indirect ownership of

Warrants of the company

WCFLP is deemed to beneficially own 1,064,068 shares of Common Stock as a result of its indirect ownership of Warrants of the company

WCFLTD is deemed to beneficially own 1,064,068 shares of Common Stock as a result of its indirect ownership of Warrants of the company

WHHYA is deemed to beneficially own 1,596,112 Shares of Common Stock of the company.

WHHYP is deemed to beneficially own 565,470 shares of Common Stock as a result of its indirect ownership of Warrants of the company

WCRAFLP is deemed to beneficially own 565,470 shares of Common Stock as a result of its indirect ownership of Warrants of the company

WCRAFLTD is deemed to beneficially own 565,470 shares of Common Stock as a result of its indirect ownership of Warrants of the company

DP is deemed to beneficially own 1,030,642 shares of Common Stock as a result of its indirect ownership of Warrants of the company

WHHYFLP is deemed to beneficially own 1,030,642 shares of Common Stock as a result of its indirect ownership of Warrants of the company

WHHYFLTD is deemed to beneficially own 1,030,642 shares of Common Stock as a result of its indirect ownership of Warrants of the company

WIA is deemed to beneficially own 2,888,056 shares of Common Stock of the company.

WIP is deemed to beneficially own 2,888,056 shares of Common Stock as a result of its indirect ownership of Warrants of the company

WIFLP is deemed to beneficially own 2,888,056 shares of Common Stock as a result of its indirect ownership of Warrants of the company

WIFLTD is deemed to beneficially own 2,888,056 shares of Common Stock as a result of its indirect ownership of Warrants of the company

WSOPA is deemed to beneficially own 962,686 shares of Common Stock of the company

WSOPFLP is deemed to beneficially own 962,686 shares of Common Stock as a result of its indirect ownership of Warrants of the company

WSOPFLTD is deemed to beneficially own 962,686 shares of Common Stock as a result of its indirect ownership of Warrants of the company

WSOPFLPB is deemed to beneficially own 962,686 shares of Common Stock as a result of its indirect ownership of Warrants of the company

WSOPFLTDB is deemed to beneficially own 962,686 shares of Common Stock as a result of its indirect ownership of Warrants of the company

GPC, is deemed to beneficially own 271,477 Shares of Common Stock of the company

IAM, is deemed to beneficially own 158,698 Shares of Common Stock of the company

As a result of the relationship described in this statement, each of WA, WCAA, WCCAFLP, WCCAFLTD, WCAFLP, WCAFLTD, WCA, WMSFLP, WMSFLTD, WCFLP, WCFLTD, WHHYA, WCRAFLP, WCRAFLTD, WHHYFLP, WHHYFLTD,, WIA, WIFLP, WIFLTD, WSOPA, WSOPFLTDB, and WSOPFLPB may be deemed to possess indirect beneficial ownership of the shares of Common Stock beneficially owned by each of WCAP, CP, WCP, FCP, WHHYP, DP, WIP, WSOPFLP, WSOPFLTD, GPC, and IAM. WA, WCAA, WCCAFLP, WCCAFLTD, WCAFLP, WCAFLTD, WCA, WMSFLP, WMSFLTD, WCFLP, WCFLTD, WHHYA, WCRAFLP, WCRAFLTD, WHHYFLP, WHHYFLTD, WIA, WIFLP, WIFLTD, WSOPA, WSOPFLPB, and WSOPFLTDB each disclaim indirect beneficial ownership of the shares of Common Stock except to the extent of their pecuniary interest in such shares.*

Based on the relationships described herein, these entities may be deemed to constitute a “group” within the meaning Of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934. The filing of this statement shall not be construed as an admission that WA, WCAA, WCAP, WCCAFLP, WCCAFLTD, CP, WCAFLP, WCAFLTD, WCA, WCP, WMSFLP, WMSFLTD, FCP, WCFLP, WCFLTD, WHHYA, WHHYP, WCRAFLP, WCRAFLTD, DP, WHHYFLP, WHHYFLTD, WIA, WIP, WIFLP, WIFLTD, WSOPA, WSOPFLP, WSOPFLTD, WSOPFLPB, WSOPFLTDB, GPC, and IAM are a group, or have agreed to act as a group.*

(b) Percent of Class

WA beneficially owns 7.6 % of the Company’s Common Stock.*

WCAA is deemed to beneficially own 0.9 % of the company’s Common Stock

WCAP is deemed to beneficially own 0.4 % of the company’s Common Stock

WCCAFLP is deemed to beneficially own 0.4 % of the company’s Common Stock

WCCAFLTD is deemed to beneficially own 0.4 % of the company’s Common Stock

CP is deemed to beneficially own 0.5 % of the company’s Common Stock

WCAFLP is deemed to beneficially own 0.5 % of the company’s Common Stock

WCAFLTD is deemed to beneficially own 0.5 % of the company’s Common Stock

WCA is deemed to beneficially own 2.0 % of the company’s Common Stock

WCP is deemed to beneficially own 1.1 % of the company’s Common Stock

WMSFLP is deemed to beneficially own 1.1 % of the company’s Common Stock

WMSFLTD is deemed to beneficially own 1.1 % of the company’s Common Stock

FCP is deemed to beneficially own 0.9 % of the company’s Common Stock

WCFLP is deemed to beneficially own 0.9 % of the company’s Common Stock

WCFLTD is deemed to beneficially own 0.9 % of the company’s Common Stock

WHHYA is deemed to beneficially own 1.3 % of the company’s Common Stock

WHHYP is deemed to beneficially own 0.5 % of the company’s Common Stock

WCRAFLP is deemed to beneficially own 0.5 % of the company’s Common Stock

WCRAFLTD is deemed to beneficially own 0.5 % of the company’s Common Stock

DP is deemed to beneficially own 0.8 % of the company’s Common Stock

WHHYFLP is deemed to beneficially own 0.8 % of the company’s Common Stock

WHHYFLTD is deemed to beneficially own 0.8 % of the company’s Common Stock

WIA is deemed to beneficially own 2.3 % of the company’s Common Stock

WIP is deemed to beneficially own 2.3 % of the company’s Common Stock

WIFLP is deemed to beneficially own 2.3 % of the company’s Common Stock

WIFLTD is deemed to beneficially own 2.3 % of the company’s Common Stock

WSOPA is deemed to beneficially own 0.8 % of the company’s Common Stock

WSOPFLP is deemed to beneficially own 0.8 % of the company’s Common Stock

WSOPFLTD is deemed to beneficially own 0.8 % of the company’s Common Stock

WSOPFLPB is deemed to beneficially own 0.8 % of the company’s Common Stock

WSOPFLTDB is deemed to beneficially own 0.8 % of the company’s Common Stock

GPC beneficially owns 0.2 % of the company’s Common Stock.*

IAM beneficially owns 0.1 % of the company’s Common Stock.*

The percentage of Common Stock reportedly owned by each entity herein is based on 114,581,000 shares of outstanding Common Stock of the Company, which is the total number of shares issued and outstanding on November 30, 2009.

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote 0

(ii) Shared power to vote or to direct the vote

WA has shared voting power with respect to 9,378,479 shares of the Issuer’s Common Stock.

WCAA, WCAP, WCCAFLP, WCCAFLTD, CP, WCAFLP, and WCAFLTD have shared voting power with respect to 1,108,349 Shares of the Company’s Common Stock.

WCA, WCP, WMSFLP, WMSFLTD, FCP, WCFLP, and WCFLTD have shared voting power with respect to 2,393,101 Shares of the Company’s Common Stock.

WHHYA, WHHYP, WCRAFLP, WCRAFLTD, DP, WHHYFLP, and WHHYFLTD have shared voting power with respect to 1,596,112 Shares of the Company’s Common Stock.

WIA, WIP, WIFLP, and WIFLTD have shared voting power with respect to 2,888,056 Shares of the

Company’s Common Stock.

WSOPA, WSOPFL, WSOPFLTD, WSOPFLPB, and WSOPFLTDB have shared voting power with respect to 962,686 Shares of the Company’s Common Stock.

(iii) Sole power to dispose or to direct the disposition of 0

(iv) Shared power to dispose or to direct the disposition of

WA has shared voting power with respect to 9,378,479 shares of the Issuer’s Common Stock.

WCAA, WCAP, WCCAFLP, WCCAFLTD, CP, WCAFLP, and WCAFLTD have shared voting power with respect to 1,108,349 Shares of the Company’s Common Stock.

WCA, WCP, WMSFLP, WMSFLTD, FCP, WCFLP, and WCFLTD have shared voting power with respect to 2,393,101 Shares of the Company’s Common Stock.

WHHYA, WHHYP, WCRAFLP, WCRAFLTD, DP, WHHYFLP, and WHHYFLTD have shared voting power with respect to 1,596,112 Shares of the Company’s Common Stock.

WIA, WIP, WIFLP, and WIFLTD have shared voting power with respect to 2,888,056 Shares of the

Company’s Common Stock.

WSOPA, WSOPFL, WSOPFLTD, WSOPFLPB, and WSOPFLTDB have shared voting power with respect to 962,686 Shares of the Company’s Common Stock.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d3(d)(1).

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐*.

Instruction. Dissolution of a group requires a response to this item.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8.	Identification and Classification of Members of the Group

See Item 2

Item 9.	Notice of Dissolution of Group

Not Applicable

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 2, 2010
Date

/S/ JONATHAN D. WOOD
Signature

Jonathan D. Wood as Chief Financial Officer of Whitebox Advisors, LLC.
Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

fb.us.1260302.03

** SEE INSTRUCTION BEFORE FILLING OUT **

SEC 1745 (2-02)